                                                                    Exhibit 99.1

[Logo] 2000 CITIZENS & NORTHERN CORPORATION

Professionals dedicated to meeting your lifetime financial needs, WITH A PERSONAL TOUCH.

Professionals dedicated to meeting your lifetime financial needs, WITH A PERSONAL TOUCH.(TM)

                                   [PICTURE]
                                   [PICTURE]
                                   [PICTURE]

C&N VIRTUAL VILLAGE((R)): A NEW HOME ON THE INTERNET
----------------------------------------------------

C&N introduced a new e-commerce web site for local consumers and businesses. Called "C&N Virtual Village((R))," the site functions as a virtual shopping and information mall featuring local stores, news, weather and more.

In addition, C&N is offering web site production services to local businesses that want to become active on the Internet. For more information call 570-724-0205 or send e-mail to cnemail@cnbankpa.com.

Visit the Virtual Village at www.cn-vvillage.com.

NEW OFFICE OPENS IN MUNCY
-------------------------

The 17th full-service C&N community banking office opened at 3461 Route 405 in Muncy Creek Township on October 23.

The new 4,500-square-foot facility features three drive-up teller lanes,a 24-hour ATM and a full-time Trust & Financial Management Department.

TRUST & FINANCIAL MANAGEMENT GROUP: NEW NAME, SAME HIGH QUALITY SERVICE
-----------------------------------------------------------------------

Our Trust Department, which was founded in 1960, has a new name - Citizens & Northern Trust & Financial Management Group.

The new name better reflects the full range of services offered, including investment management, employee benefit plans, trust administration, estate & retirement planning, estate & guardianship administration and financial custody services.

(*)- NOT A DEPOSIT

 -NOT FDIC INSURED
 -NOT INSURED BY ANY FEDERAL
   GOVERNMENT AGENCY
 -NOT GUARANTEED BY CITIZENS
   & NORTHERN BANK
 -MAY GO DOWN IN VALUE.

INSURANCE PRODUCTS & SERVICES(*)
--------------------------------

C&N Financial Services Corporation offers a full range of business and personal insurance services. We are dedicated to providing you with the best value and the highest level of customer service available. C&N Financial Services' experienced staff has the commitment, training and education to serve you and help you manage your insurance needs.

INSURANCE PRODUCTS FOR INDIVIDUALS

- Life insurance
- Annuities
- Long-term care insurance
- Medical savings accounts
- Disability insurance
- Medicare supplemental insurance
- Health insurance

INSURANCE PRODUCTS FOR BUSINESSES

- Group life insurance
- Group disability insurance
- Group health insurance
- Group dental insurance
- Group vision insurance
- Group long-term care insurance
- Voluntary group insurance
- Section 125 plans
- 401k plans

For more information visit www.cnfinancialservices.com or call toll-free 1-866-ASK-CNFS.

To Our Shareholders:



[Photo]
Craig G. Litchfield

Your company continues to evolve and change. While banking services will continue to dominate our product offerings, we believe our customers need and expect more from us. As a trusted and respected member of the communities we serve, we have an opportunity to become the complete financial service solution for our customers.

Having a full complement of financial services is not enough, however. We understand that we must train, coach and empower our employees to best serve our customers. By serving customers, we ultimately build value for our shareholders.

2000 was a challenging year. However, the employees and direc- tors of Citizens & Northern ably met the challenges. We begin the new centurywith a strong and customer- focused company. We believe that Citizens & Northern will continue its history of being the foremost community bank in our market.

2000 FINANCIAL HIGHLIGHTS
-------------------------

Net income of nearly $8.5 million for the year was down significantly from the past three years. There were two fundamental causes for the decrease in net income: a decrease in interest margin and the election to defer securities gains. While interest and dividend revenue rose by over 7.7%, interest expense rose nearly 22.7%. The net effect was a decrease in our interest margin of over $1.7 million, or 7.7%. Gains from the sales of securities decreased nearly $1.7 million from 1999, or nearly 55%.

Nevertheless, the performance of your company when compared on a return-on-assets basis to its peers, exceed the peer average by approximately 10%.

While total assets grew by 1.9%, net loans grew by 5.64% and deposits, including repo sweeps, grew by 6.74%.Our security portfolio decreased 3.4%. Shareholder equity, excluding accumulated other comprehensive income, grew 3.9%, over the year.

The market value of our stock dropped by over 26% from year-end 1999. Dividends increased 10% compared to 1999. Most other regional community banks experi-enced the same drop in share price over the last two years.

For a more detailed description of our performance and financial position, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations, which is included in Form 10-K.

TRUST AND FINANCIAL MANAGEMENT GROUP
------------------------------------

The Trust and Financial Management Group realized a 2% increase in assets under management and an 11% increase in revenue for the year. Citizens & Northern Bank's Trust and Financial Management Group is the largest locally based department of its kind in our market. To position the Group for continued growth, we have expanded its professional staff and supported on-going education of all of its employees. One Trust officer,Larry Alderson, successfully completed the Certified Financial Planner course of study.

The Group also continues to enhance its investment programs and strategies.During the last quarter of 2000, a comprehensive financial planning system was acquired and installed to assist with the development of client estate planning, retirement planning and investment strategies.

In an effort to better serve the investment needs of the smaller investor,the Group embarked on a broker/dealerarrangement, which will support mutual fund sales. The program is expected to begin during the first quarter of 2001.

SALES AND SERVICE CULTURE INITIATIVE
------------------------------------

Two years ago, C&N outlined a five-year plan that included the development of a Sales and Service Culture. It was evident then that competition would increase, and that our best customers were our competitors'best prospects. Development of an ongoing process to retain and acquire customer relationships is a priority.The board of directors and management of C&N recognized that the implementation of a sales culture is critical to the organization's future success.

Building a sales and service culture takes commitment at every level of the organization. Our commitment to our employees is to provide educationand training that will enhance their abilities and skills necessary to increase existing customer relationships and to add new client relationships. Our commitment to customers is to provide excellent and consistent service that will exceed their expectations. Our commitment to our shareholders is to enhance the value of the C&N system and our revenue.

In late August, we were fortunate to add Dawn Besse to our executive team. Dawn brings with her 30 years of banking experience, including over 10 years of successfully leading a sales and service culture at another institution. Dawn believes that building such a culture is an ongoing process of experimenting, learning and refinement - an evolution.

We at C&N are nurturing our sales and service culture, evolving it to become an exceptional sales and service experience for our clients, which will provide growth in market share, assets and revenue for our shareholders.

PRODUCTS AND SERVICES
---------------------

During 2000, we incorporated a new subsidiary of Citizens & Northern Bank, C&N Financial Services Corporation (CNFS). The subsidiary is a licensed insurance agency that permits us to add the sale of life, disability and long-term care products to our financial service portfolio. During the year, 25 of our employees studied for and passed the life and disability insurance licensing exam. We now have over 31 licensed agents working for us. The broker/dealer program, which will begin selling mutual funds during the first quarter of 2001, will operate within CNFS.

Our financial product offerings now include banking services, retirement and estate planning, investment management, trust services, individual and group life and disability products, long-term care insurance and mutual funds.

In mid-1999 we added the C&Now((R)) Internet Banking and Telephone Voice-Response system that is now used by nearly 4,200 consumers, and 260 businesses. Over 500 C&Now((R)) Internet Banking users utilize the Bill Payer feature to simplify their lives.

Our web page is now home to Virtual Village((R)), a feature that permits online shopping at area businesses and retailers. Additionally, visitors to our website can apply for a C&N Credit Card, inquire about a loan, view current deposit rates, use financial calculators, use a Discount Brokerage service, obtain life insurance quotes and much, much more. The Internet allows us to offer another convenient channel for our customers to access our services.

SEVENTEENTH OFFICE - MUNCY CREEK TOWNSHIP
-----------------------------------------

For the second time in three years, we have opened a new branch of Citizens & Northern Bank. The office opened at the end of October and is generating excellent deposit and loan business. In addition to branch staff, the office has a full-time commercial lender and a full-time Trust and Financial Management Group professional on site. We believe this investment at the Muncy location will reap solid revenue gains for us in the years to come.

Our Mansfield office that opened in the fourth quarter of 1998 continues to realize solid growth in both deposits and loans. Additionally, referrals to our Trust and Financial Management Group have been significant, during its first two years of existence.

MERGER
------

At the end of June, we announced that we had entered into an agreement with Peoples Ltd., the holding company for Peoples State Bank, to merge their organization into ours. The management and board of directors of Peoples believed that the merger was the right thing to do for their customers, employees and shareholders. We agreed and believed that the transaction would be a win-win for both organizations. The addition of Peoples' staff and management and their customer base would have enhanced the combined institution's position in the market.

The merger required an affirmative vote of 75% of the shares of Peoples. Despite the hard work of the Peoples board and management, the vote failed, with about 28% of the shares voted against the merger.

RETIREMENTS
-----------

During the year, seven employees retired from service with C&N. Tellers and customer service representatives Kay Miller, Theresa "Ann" VanDeMark, Vivian Hall, Connie Robbins and Marjorie Say had a combined 80 years of service.

Two executive officers, also, joined the ranks of the leisure class. James "Jim" Seipler, our Treasurer and Chief Financial Officer retired after more than 35 years of service. Robert "Bob" Anderson retired after 34 years of service. Both gentlemen played significant roles in building and growing C&N. We thank all of the retirees for their service to C&N and its customers. We wish all seven long and fulfilling retirements.

THE FUTURE
----------

I believe that as long as we remain steadfastly committed to meeting and exceeding the financial needs of our customers and clients, C&N will deliver on its promises to increase its market share, to serve its communities and to grow and enhance shareholder value. We have a committed and devoted team of employees, who strive every day to make Citizens & Northern the best financial institution in its market. We are, as our vision statement proclaims:
"Professionals dedicated to meeting your lifetime financial needs, with a personal touch." (TM)




/s/ Craig G. Litchfield

Craig G. Litchfield
Chairman, President &
Chief Executive Officer

[BAR CHARTS]
FIVE-YEAR PERFORMANCE

NET INCOME
(in millions)

 $ 9.3         $10.1        $11.1           $11.5         $8.5

  1996         1997         1998            1999          2000

ASSETS
(in millions)

 $610          $615         $646            $706          $719

 1996          1997         1998            1999          2000

STOCKHOLDERS' EQUITY
(in millions)

$71.6          $85.5        $90.5           $76.6         $89.0

 1996          1997         1998            1999          2000

DEPOSITS
(in millions)

$430           $442          $477           $500          $529

1996           1997          1998           1999          2000



NET LOANS
(in millions)

$274           $281          $286           $306          $323

1996           1997          1998           1999          2000



CASH DIVIDENDS DECLARED
(Per share, historical basis)*

$.69           $.74          $.82           $.90         $.98

1996           1997          1998           1999         2000

QUARTERLY SHARE DATA

Trades of the Corporation's stock are executed through various brokers who maintain a market in the Corporation's stock. Information regarding sales prices of the Corporation's stock is available through the OTC Bulletin Board (www.otcbb.com). The Corporation's stock is not listed or traded on Nasdaq or a national securities exchange.

The following table sets forth the approximate high and low      2000                                         1999
sales prices of the common stock during 2000 and 1999:                        DIVIDEND                                     DIVIDEND
                                                                              DECLARED                                     DECLARED
                                                                                   PER                                          PER
                                                    HIGH           LOW         QUARTER           HIGH          LOW          QUARTER

First Quarter ........................          $   29.50     $   24.75       $   0.24       $   35.50    $   33.25       $   0.22
Second Quarter .......................              26.25         21.50           0.24           33.25        31.25           0.22
Third Quarter ........................              23.75         22.00           0.24           32.50        31.00           0.22
Fourth Quarter .......................              22.88         19.50           0.26           30.25        27.00           0.24
                                                                               plus 1%                                     plus 1%
                                                                        stock dividend                              stock dividend




COMMON STOCK AND PER SHARE DATA


                                                              2000             1999              1998           1997          1996
Net income per share - basic ........................    $       1.61     $       2.18    $       2.11    $      1.92  $       1.76
Net income per share - diluted ......................    $       1.61     $       2.18    $       2.10    $      1.92  $       1.76
Cash dividends declared per share ...................    $       0.97     $       0.88    $       0.80    $      0.71  $       0.66
Cash dividends declared per share - historical basis     $       0.98     $       0.90    $       0.82    $      0.74  $       0.69
Stock dividend ......................................               1%              1%               1%             1%            1%
Stockholders' equity per share (a) ..................    $      16.92     $      14.57    $      17.23    $     16.23  $      13.59
Stockholders' equity per share, excluding accumulated
  other comprehensive income (loss) (a) .............    $      16.90     $      16.26    $      14.96    $     13.70  $      12.50

Weighted average shares outstanding - basic .........       5,257,555        5,257,191       5,261,736      5,267,933     5,267,897
Weighted average shares outstanding - diluted .......       5,258,786        5,262,547       5,271,436      5,272,831     5,269,005
Number of shares outstanding at year end ............       5,207,244        5,153,729       5,102,028      5,063,043     5,012,332
Number of shares authorized .........................      10,000,000       10,000,000      10,000,000     10,000,000    10,000,000

(a) For purposes of this computation, the number of shares outstanding has been increased for the effects of the 1% stock dividend issued in January following each year-end.




Known "market makers" who handle Citizens & Northern Corporation stock transactions are:

F. J. MORRISSEY& CO., INC.                 TUCKER ANTHONY                   RYAN, BECK & COMPANY
1700 Market Street, Suite 1420             MID ATLANTIC DIVISON             3 Parkway
Philadelphia, PA 19103-3913                1703 Oregon Pike                 Philadelphia, PA 19102
(215) 563-8500                             Lancaster, PA 17601-6401        (800) 342-2325
                                           (800) 526-6371

FERRIS, BAKER WATTS, INC.                  MERRILL LYNCH, PIERCE,           SANDLER O'NEILL & PARTNERS, LP
6 Bird Cage Walk                           FENNER & SMITH, INC.             Two World Trade Center, 104th Floor
Holidaysburg, PA 16648                     One West Third Street            New York, NY 10048
(800) 343-5149                             Williamsport, PA 17701           (800) 635-6851
                                           (800) 937-0769
INVESTOR INFORMATION                                                        INDEPENDENT AUDITORS
ANNUAL MEETING OF                          General shareholder inquiries    PARENTE RANDOLPH, PC
SHAREHOLDERS                               should be sent to:               400 Market Street
                                                                            Williamsport, PA 17701
The Annual Meeting of Shareholders         CITIZENS & NORTHERN
will be held at the Arcadia Theater,       CORPORATION
in Wellsboro, PA, at 2:00 p.m.,            90-92 Main Street, P.O. Box 58
Tuesday,April 17, 2001.                    Wellsboro, PA 16901

                                           STOCK TRANSFER AGENT
                                           Citizens & Northern Bank
                                           90-92 Main Street, P.O. Box 58
                                           Wellsboro, PA 16901
                                           (800) 487-8784



FIVE-YEAR SUMMARY OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)                                  2000          1999          1998          1997         1996
INCOME STATEMENT
Interest income ..............................................      $ 52,155      $ 48,415      $ 45,459      $ 45,642      $ 45,589
Interest expense .............................................        30,145        24,571        22,693        23,312        23,451
===================================================================================================================================
Interest margin ..............................................        22,010        23,844        22,766        22,330        22,138
Provision for loan losses ....................................           676           760           763           797           701
===================================================================================================================================
Interest margin after provision for loan losses ..............        21,334        23,084        22,003        21,533        21,437
Other income .................................................         4,490         6,444         6,083         5,834         5,180
Securities gains .............................................         1,377         3,043         3,001         1,001           475
Other expenses ...............................................        16,906        17,732        16,483        15,095        14,686
===================================================================================================================================
Income before income tax provision ...........................        10,295        14,839        14,604        13,273        12,406
Income tax provision .........................................         1,819         3,354         3,527         3,166         3,151
===================================================================================================================================
Net income ...................................................      $  8,476      $ 11,485      $ 11,077      $ 10,107      $  9,255
===================================================================================================================================

BALANCE SHEET AT YEAR END
Total securities (1) .........................................      $350,844      $363,535      $331,883      $308,988      $310,077
Gross loans, excluding unearned discount .....................       328,305       310,892       291,003       285,426       278,597
Total assets .................................................       719,335       705,898       646,298       615,353       610,172
Total deposits ...............................................       528,967       500,474       476,518       442,256       430,311
Stockholders' equity, excluding accumulated
   other comprehensive income ................................        88,887        85,507        78,645        72,200        65,826
Total stockholders' equity ...................................        88,969        76,623        90,567        85,535        71,593


AVERAGE BALANCE SHEET
Total securities, at amortized cost (1) ......................       371,360       349,133       300,692       296,067       306,680
Gross loans, excluding unearned discount .....................       318,382       301,584       285,275       282,580       271,618
Earning assets ...............................................       689,743       650,717       585,966       578,647       578,298
Total assets .................................................       704,221       680,864       626,102       608,277       604,408
Total assets, excluding unrealized gain or losses ............       717,052       672,999       606,163       598,370       598,813
Total deposits ...............................................       503,848       483,858       448,601       435,190       429,036
Stockholders' equity, excluding accumulated
  other comprehensive income .................................        87,258        81,767        74,810        69,440        62,797
Stockholders' equity .........................................        78,792        87,143        87,997        76,005        66,490

FINANCIAL RATIOS
Return on stockholders' equity, excluding
  accumulated other comprehensive income (2) .................        9.71 %       14.05 %       14.81 %       14.56 %       14.74 %
Return on stockholders' equity (2) ...........................       10.76 %       13.18 %       12.59 %       13.30 %       13.92 %
Return on assets (2) .........................................        1.20 %        1.69 %        1.77 %        1.66 %        1.53 %
Stockholders' equity to assets, excluding
  accumulated other comprehensive income (2) .................       12.17 %       12.15 %       12.34 %       11.60 %       10.49 %
Stockholders' equity to assets (2) ...........................       11.19 %       12.80 %       14.05 %       12.50 %       11.00 %
Stockholders' equity to loans (2) ............................       24.75 %       28.90 %       30.85 %       26.90 %       24.48 %
Net income to:
  Total interest income ......................................       16.25 %       23.72 %       24.37 %       22.14 %       20.30 %
  Interest margin ............................................       38.51 %       48.17 %       48.66 %       45.26 %       41.81 %
Dividends as a % of net income ...............................       60.19 %       40.39 %       37.81 %       37.04 %       37.36 %

(1) Includes available-for-sale and held-to-maturity securities, and interest-bearing cash and due from banks
(2) Calculated based on average balance data

SUMMARY OF QUARTERLY SHARE DATA (UNAUDITED)

The following table presents summarized quarterly financial data for 2000 and 1999:
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         2000 QUARTER ENDED
                                                   MAR. 31,      JUNE 30,       SEPT. 30,        DEC. 31,

Interest income ...............................    $12,857        $12,949         $13,125         $13,224
Interest expense ..............................      7,145          7,396           7,790           7,814
==========================================================================================================
Interest margin ...............................      5,712          5,553           5,335           5,410
Provision for loan losses .....................        226            150             150             150
==========================================================================================================
Interest margin after provision for loan losses      5,486          5,403           5,185           5,260
Other income ..................................      1,358          1,050             963           1,119
Securities gains ..............................         15            322             230             810
Other expense .................................      4,209          4,116           4,171           4,410
==========================================================================================================
Income before income tax provision ............      2,650          2,659           2,207           2,779
Income tax provision ..........................        501            446             374             498
==========================================================================================================
Net income ....................................    $ 2,149        $ 2,213         $ 1,833         $ 2,281
==========================================================================================================
Net income per share - basic ..................    $  0.41        $  0.42         $  0.35         $  0.43
==========================================================================================================
Net income per share - diluted ................    $  0.41        $  0.42         $  0.35         $  0.43
==========================================================================================================

                                                                         1999 QUARTER ENDED
                                                   MAR 31,        JUNE 30,       SEPT. 30,       DEC. 31,

Interest income ...............................    $11,315        $11,851         $12,536         $12,713
Interest expense ..............................      5,397          5,908           6,420           6,846
==========================================================================================================
Interest margin ...............................      5,918          5,943           6,116           5,867
Provision for loan losses .....................        225            225             120             190
==========================================================================================================
Interest margin after provision for loan losses      5,693          5,718           5,996           5,677
Other income ..................................      1,535          1,654           1,657           1,598
Securities gains ..............................        490            568             789           1,196
Other expense .................................      4,253          4,401           4,564           4,514
==========================================================================================================
Income before income tax provision ............      3,465          3,539           3,878           3,957
Income tax provision ..........................        789            751             954             860
==========================================================================================================
Net income ....................................    $ 2,676        $ 2,788         $ 2,924         $ 3,097
==========================================================================================================
Net income per share - basic ..................    $  0.51        $  0.54         $  0.56         $  0.59
==========================================================================================================
Net income per share - diluted ................    $  0.51        $  0.54         $  0.56         $  0.59
==========================================================================================================


TRUST AND FINANCIAL MANAGEMENT GROUP

(IN THOUSANDS)                                 2000               1999                1998                1997                1996

Assets .........................            $327,063            $320,385            $283,262            $230,149            $222,541
Revenue ........................            $  1,613            $  1,456            $  1,288            $  1,004            $    852

The composition of trust assets and liabilities as of December 31, 2000, 1999 and 1998 are shown in the following table:
(IN THOUSANDS)                                                     2000              1999              1998

INVESTMENTS

Stock ......................................................     $ 98,802          $108,279          $100,479
Mutual funds ...............................................       97,320           102,635            80,361
Bonds ......................................................       95,469            85,615            78,442
Savings and money market funds .............................       31,291            18,411            19,150
Real Estate ................................................        2,304             3,430             3,061
Mortgages ..................................................        1,104             1,003             1,066
Miscellaneous ..............................................          746             1,012               703
=============================================================================================================
Total ......................................................     $327,063          $320,385          $283,262
=============================================================================================================

ACCOUNTS
Pension/Profit Sharing .....................................     $107,553          $102,893          $ 91,578
Investment Management ......................................       95,298            88,759            67,828
Trusts .....................................................       85,154            87,828            86,079
Custody ....................................................       35,521            36,007            33,435
Guardianships ..............................................        2,042             2,642             1,972
Estates ....................................................        1,495             2,256             2,370
=============================================================================================================
Total ......................................................     $327,063          $320,385          $283,262
=============================================================================================================

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at PO Box 58, Wellsboro, PA 16901. The information is also available at the website of the Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

CITIZENS & NORTHERN CORPORATION AND CITIZENS & NORTHERN BANK

BOARD OF DIRECTORS          Susan E. Hartley            Edward H. Owlett, III
                            Attorney at Law             Attorney in law firm of
Dennis F. Beardslee                                     Owlett & Lewis, P.C.
Owner,Terrace Lanes         Karl W. Kroeck
Bowling Center              Farmer                      F. David Pennypacker
                                                        Commercial Real Estate
J. Robert Bower             Edward L. Learn             Sales Agent for Century
Pharmacist                  Owner of Learn Hardware     21 Wilkinson-Dunn Co.
                            & Building Supply
R. Robert DeCamp                                        Leonard Simpson
President of Patterson      Craig G. Litchfield         Attorney at Law
Lumber Co., Inc.            Chairman of the Board,
                            President and Chief         Donald E. Treat
R. Bruce Haner              Executive Officer           Retired, formerly owner
Auto Buyer for                                          of Treat Hardware
New Car Dealers,            Lawrence F. Mase
Formerly owner of           Retired, formerly           James E. Towner
Haner's Auto Sales          President of Mase's Inc.    Publisher of "The Daily
                                                        & Sunday Review"


DIRECTORS EMERITI           John H. Macafee
                            Retired, formerly operator
R. James Dunham             of Mapoval Farms, Inc.
Retired, formerly
President, R.J. Dunham,     Robert J. Murphy
Inc. Department Store       Retired, formerly Attorney
                            in law firm of Davis,
Adelbert E. Eldridge        Murphy, Niemiec & Smith
Retired Regional Director
of Susquehanna Region of
Pennsylvania Electric Co.

William K. Francis
Retired, formerly
Chairman of the Board

CITIZENS & NORTHERN CORPORATION OFFICERS

Craig G. Litchfield          Mark A. Hughes           Kathleen M. Osgood
Chairman of the Board,       Treasurer                Corporate Secretary
President and Chief
Executive Officer

ADVISORY BOARDS

ATHENS & SAYRE            ELKLAND               MANSFIELD                 TOWANDA &                    WELLSBORO
Terry R. Depew            Roberta C. Heck       Robin K. Carleton         Monroeton                    Richard L. Wilkinson
Brenda Perry              Mark R. Howe          Gary Ray Butters          James E. Parks               Donald R. Abplanalp
Warren J. Croft           John C. Kenyon        David Kurzejewski         Jeffery E. Aeppli            J. Robert Bower
Max P. Gannon, Jr.        Edward L. Learn       John F. Wise, Jr.         James A. Bowen               Robert F. Cox, Jr.
R. Bruce Haner                                                            Adelbert E. Eldridge         R. Robert DeCamp
Susan E. Hartley          KNOXVILLE             MUNCY                     Robert J. Murphy             R. James Dunham
George D. Howell          Mary Rose Sacks       Larry N. Pick             Jeffery A. Smith             Jan E. Fisher
Wayne E. Lowery           Gerald L. Bliss       Kenneth F. Fry            James E. Towner              Edward H. Owlett, III
John H. Macafee           Grant Gehman          Roger D. Jarrett          Deborah J. Weisbrod          F. David Pennypacker
Laurance A. Reagan, Jr.   Karl W. Kroeck        Daniel Mathers
David Rosenbloom          William W. Roosa      Walter B. Neidig          TROY                         WYSOX
                                                                          Mark C. Griffis              Debra S. Kithcart
DUSHORE                   LAPORTE               RALSTON                   Dennis F. Beardslee          Lucille P. Donovan
Helen W. Ferris           Linda M. Etzel        Daniel P. Clark           Roy W. Cummings, Jr.         Robert L. Fulmer
Ronald A. Gutosky.        Marvin L. Higley      George E. Bittner         J. Robert Garrison           Mark W. Smith
Leo F. Lambert            William B. Saxe       William W. Brooks, III    Gregory W. Powers            Walter E. Warburton, Jr.
Dennis K. McCarty         Leonard Simpson       Richard T. Demitras       Evan S. Williams, Jr.
Kerry A. Meehan
                          LIBERTY               TIOGA
EAST SMITHFIELD           Ann L. Yuscavage      Lois C. Wood
Peggy A. Brown            Lyle R. Brion         John E. Brackley
Roy L. Beardslee          Gary L. Dinnison      C. Frederick LaVancher
Thomas G. Furman          Lawrence F. Mase      Leisa L. LaVancher
Liston D. Pepper          Ray E. Wheeland       Donald E. Treat
Bennett R. Young

CITIZENS & NORTHERN BANK OFFICERS

OPERATIONS                  Mark A. Hughes               Kathleen M. Osgood
                            Executive Vice President     Corporate Secretary
Craig G. Litchfield         and Chief Financial Officer
Chairman, President and                                  Klas G. Anderson
Chief Executive Officer     Matthew P. Prosseda          Assistant Vice President
                            Executive Vice President
Brian L. Canfield           and Commercial Loan          Robert E. Bolt
Senior Executive Vice       Coordinator                  Assistant Vice President
President and Branch
System Administrator        Scott A. Keck                Joan L. Grenell
                            Vice President and Bank      Assistant Vice President
Dawn ABesse                 Operations Coordinator
Executive Vice
President and Sales and
Service Coordinator

Harold F. Hoose, III        Joseph A. Snell
Assistant Vice President    Assistant Controller

Michelle M. Karas           Sandra G. Andrews
Assistant Vice President    Assistant Cashier
and Marketing Coordinator
                            Rosalie L. Bordas
Karen L. Keck               Assistant Cashier,
Assistant Vice President,   Account Services
Account Services
                            Sandra A. Parulas
Jeffrey B. Osgood           Training Officer
Human Resource Director




                                                                              11



CITIZENS & NORTHERN BANK OFFICERS/OFFICES (CONT.)

TRUST & FINANCIAL              BANKCARD                    ELKLAND                         RALSTON
MANAGEMENT                     SERVICES                    104 MAIN STREET                 THOMPSON STREET
GROUP                          Eileen K. Ranck             ELKLAND, PA 16920               RALSTON, PA 17763
                               Bankcard Manager            814-258-5111                    570-995-5421
Thomas L. Briggs
Executive Vice President       Keith C. Cavanaugh          Roberta C. Heck                 Daniel P. Clark
and Senior Trust Officer       Assistant Cashier           Assistant Cashier               Assistant Vice President

Deborah E. Scott               INTERNET BANKING            Leonard Mitchell, III           William C. Holmes
Executive Vice President       Shelley L. D'Haene          Assistant Cashier               Assistant Cashier
and Senior Trust Officer       Internet Banking
                               Coordinator                 KNOXVILLE                       SAYRE
Linda L. Kriner                                            102 EAST MAIN STREET            503 NORTH ELMIRA STREET
Vice President and             C&N FINANCIAL               KNOXVILLE, PA 16928             SAYRE, PA 18840
Trust Officer                  SERVICES                    814-326-4151                    570-888-2220
                               CORPORATION
Renee D. Laychur               INSURANCE                   Mary Rose Sacks                 Brenda L. Perry
Vice President and             MARKETING                   Assistant Vice President        Assistant Vice President
Trust Officer                  DIVISION
                               Thomas L. Rudy, Jr          Lynette M. Burrous              Marcella J. Chaykosky
Nicholas Helf, Jr              President                   Assistant Cashier               Assistant Cashier
Vice President and
Employee Benefit Officer       OFFICES                     LAPORTE                         Mark W. Elsbree
                                                           MAIN STREET                     Assistant Cashier
Rhonda J. Litchfield           ATHENS                      LAPORTE, PA 18626
Vice President and             428 SOUTH MAIN STREET       570-946-4011                    TIOGA
Trust Investment Officer       ATHENS, PA 18810                                            41 MAIN STREET
                               570-888-2291                Linda M. Etzel                  TIOGA, PA 16946
Larry D. Alderson                                          Assistant Cashier               570-835-5236
Trust Officer                  Terry R. Depew
                               Vice President              Margaret J. Black               Lois C. Wood
Carl M. Chambers                                           Assistant Cashier               Assistant Vice President
Assistant Vice President       Kathy L. Griffis
                               Assistant Cashier           LIBERTY                         Joan F. Johnson
Darla G. Krotzer                                           MAIN STREET                     Assistant Cashier
Employee Benefit               James R. Heffner            LIBERTY, PA 16930
Sales Officer                  Assistant Cashier           570-324-2331                    TOWANDA
                                                                                           428 MAIN STREET
Philip A. Prough               Virginia L. Reap            Ann L. Yuscavage                TOWANDA, PA 18848
Trust Officer                  Assistant Cashier           Vice President                  570-265-6171

Mary J. Wood                   DUSHORE                     Joan M. Blackwell               James E. Parks
Trust Officer                  111 MAIN STREET             Assistant Cashier               Vice President
                               DUSHORE, PA 18614
James D. Butters               570-928-8124                MANSFIELD                       Valerie W. Kinney
Assistant Trust Officer                                    1085 SOUTH MAIN STREET          Assistant Vice President
                               Helen W. Ferris             MANSFIELD, PA 16933
MANAGEMENT                     Assistant Vice President    570-662-1111                    TROY
INFORMATION                                                                                COURTHOUSE SQUARE
SYSTEMS                        Bonnie L. Bennett           Robin K. Carleton               TROY, PA 16947
                               Assistant Cashier           Assistant Vice President        570-297-2159
Rick J. Cisco
Vice President and Senior      Raechelle N. Curry          Diane K. Wilson                 Mark C. Griffis
Systems Analyst                Assistant Cashier           Assistant Cashier               Vice President

James H. Shelmire              Brenda B. Whiteley          MONROETON                       David S. Schucker
Vice President and Senior      Assistant Cashier           ROUTE 220                       Assistant Vice President
Systems Analyst                                            MONROETON, PA 18832
                               EAST SMITHFIELD             570-265-2157                    Janet R. Ordway
AUDIT AND                      MAIN STREET                                                 Assistant Cashier
COMPLIANCE                     EAST SMITHFIELD, PA 18817   MUNCY
Russell H. Bauman              570-596-3131                3461 ROUTE 405 HIGHWAY          WELLSBORO
Vice President and Auditor                                 MUNCY, PA 17756                 90-92 MAIN STREET
                               Peggy A. Brown              570-546-6666                    WELLSBORO, PA 16901
Shawn M. Schreck               Assistant Vice President                                    570-724-3411
Assistant Vice President,                                  Randy R. Meckes
Compliance Officer and         Elaine F. Johnston          Vice President                  Richard L. Wilkinson
Security Officer               Assistant Vice President                                    Vice President
                                                           Larry N. Pick
Glenda R. Marzo                Diane B. Elvidge            Assistant Vice President        Kim L. Miller
Assistant Auditor              Assistant Cashier                                           Vice President

                               Sandra J. McNeal                                            Jan L. Southworth
                               Assistant Cashier                                           Assistant Vice President


WYSOX                          BANKCARD                   TRUST &                          3461 Route 405 Highway
ROUTE 6                        SERVICES                   FINANCIAL                        Muncy, PA 17756
WYSOX, PA 18854                                           MANAGEMENT                       570-546-6666
570-265-9148                   RR#7                       GROUP
                               Wellsboro, PA 16901                                         C&N FINANCIAL
Debra S. Kithcart              1-800-676-6639             90-92 Main Street                SERVICES
Assistant Vice President                                  Wellsboro, PA 16901              CORPORATION
                               ACCOUNT                    1-800-487-8784
Jeffery E. Aeppli              SERVICES                                                    90-92 Main Street
Assistant Vice President       90-92 Main Street          428 Main Street                  Wellsboro, PA 16901
                               Wellsboro, PA 16901        Towanda, PA 18848                1-866-ASK-CNFS
                               1-800-726-2265             1-888-987-8784                   www.cnfinancialservices.com

                                                          428 South Main Street            INTERNET
                                                          Athens, PA 18810                 BANKING
                                                          1-888-760-8192
                                                                                           90-92 Main Street
                                                                                           Wellsboro, PA 16901
                                                                                           570-724-0266
                                                                                           www.cnbankpa.com









12
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[LOGO CITIZENS & NORTHERN CORPORATION]

[LOGO CITIZENS & NORTHERN CORPORATION]


Athens/Dushore/East
Smithfield/Elkland/Knoxville/Laporte/Liberty/Mansfield/Monroeton
Muncy/Ralston/Sayre/Tioga/Towanda/Troy/Wellsboro/Wysox/Member FDIC
C&Now((R)) Internet Banking www.cnbankpa.com